Exhbit 14.1





                             CODE OF BUSINESS ETHICS




                          OMNICORDER TECHNOLOGIES, INC.




            CONFLICT OF INTEREST AND CONFIDENTIAL INFORMATION POLICY

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OmniCorder Technologies, Inc.                            Code of Business Ethics

PART I:  CODE OF BUSINESS ETHICS

INTEGRITY                           OmniCorder Technologies, Inc. (the
                                    "Company") values its reputation for
                                    integrity, honesty and fair dealing and
                                    these qualities must at all times
                                    characterize our business activities with customers, shareholders, employees, vendors, suppliers and the public. Company employees shall not attempt to achieve results at the cost of violation of laws or regulations or through dishonest or unethical dealings. As used throughout this Code of Business Ethics and Conflict of Interest and Confidential
                                    Information Policy (the "Code"), the term
                                    "Company employees" shall include all
                                    directors, officers and employees of the Company at all levels, and the term "family" shall mean spouse, parents, children, siblings, grandparents, grandchildren, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, or any other person residing in the employee's home.

CANDOR Officers and department heads and other supervisory employees must be informed at all times of matters within their respective sphere of responsibility which bear upon preserving the Company's reputation for integrity and honesty and fair dealing. Concealment or half-truths will not be tolerated. Accordingly, there should be full and open communication by all Company employees. Likewise, there shall be no concealment of information from the Company's directors, executive officers, internal or independent auditors or legal counsel.

PROPER ACCOUNTING                   Strict compliance with the Company's
                                    established accounting rules and controls is required at all times. The books of account and financial records must fairly reflect the transactions they record. Budget proposals, economic evaluation for projects and the like must be prepared in good faith and reflect in all material respects the best judgment of the preparers. All assets of the Company, including all cash and bank accounts in which the Company funds are on deposit, and all liabilities of the Company shall be timely recorded in the regular books of account of the Company in all material respects.

CONSULTANTS AND AGENTS              All consultants or agents retained by the
                                    Company must comply with federal, state and local laws and regulations in the conduct of their work on behalf of the Company.

FAIR COMPETITION                    The Company fosters the spirit of free
                                    enterprise and fair dealing and will
                                    continue to comply with laws which prohibit restraint of trade, predatory economic activities, and unfair or unethical business practices. Under no circumstances should
                                    Company employees enter into arrangements or even discuss with competitors anything concerning pricing or promotional strategies without the prior written approval of counsel.

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OmniCorder Technologies, Inc.                            Code of Business Ethics

POLITICAL CONTRIBUTIONS             The Company will not contribute directly or
                                    indirectly to political parties or
                                    candidates for office, unless through an authorized Political Action Committee.
                                    Indirect contributions would include
                                    contributions by the Company or favors.

ENTERTAINMENT, GIFTS, FAVORS        Company employees may not offer or accept
AND GRATUITIES                      entertainment or gifts that could give rise
                                    the appearance of a conflict between the interest of such persons and the Company. It is well understood that occasional invitations to lunch, dinner and social affairs and similar minor gifts or favors are not unusual and the offer or acceptance of such favors shall not be considered a conflict of interest. On the other hand, gifts valued over $100.00 may create the possibility of a conflict and should be declined.

EXPENSE REPORTS                     All directors and employees shall comply
                                    strictly with the Company's policy on
                                    business and travel expenses as set out in its Employee Policy Manual. All employees and directors shall timely complete and submit expense reports in an accurate manner and with appropriate receipts. All employees and directors shall exercise reasonableness and prudence when spending the Company's money, and are not to submit expense reports that are not actual, reasonable and necessary to carry out the business purposes of the Company.

COMPLIANCE WITH LAWS, REGULATIONS   It is the policy of the Company to comply
AND COMPANY POLICIES                strictly with all laws and regulations, and
                                    with all Company policies. Company employees have access to legal advice and should always seek such advice as necessary prior to taking action.

POLICY AGAINST HARASSMENT           All Company employees shall comply strictly
                                    with all federal and state civil rights, harassment, discrimination and other employment laws and regulations, and are prohibited from discriminating against any person on the basis of sex, age, race, color, religion, national origin, disability, ancestry, marital or veteran status, or any other legally protected status. Company employees shall treat all persons with respect and fairness, and all relationships (whether written, oral or electronic) shall be businesslike and free of any illegal bias, prejudice, harassment and retaliation.

ENVIRONMENT                         All Company employees shall comply strictly
                                    with all federal, state and local laws and regulations relating to any environmental law, which includes the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of any hazardous substance, and shall do all things necessary to protect human health and safety of the Company's employees, customers and the environment.

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OmniCorder Technologies, Inc.                            Code of Business Ethics

PUBLIC AND INVESTOR RELATIONS       Only the President and Chief Executive
                                    Officer ("CEO") of the Company is authorized to communicate on behalf of the Company with shareholders, investors, bankers, the press, broadcast media or the general public. Any inquiries from these sources should be promptly referred to the CEO without further comment.

CONTRACTS                           Only proper officers of the Company
                                    specifically designated by the CEO are
                                    authorized to enter into and/or execute
                                    contracts (whether in writing or not) on behalf of the Company, and then only if each contract has been approved beforehand by counsel. Except as set forth herein, no other employee or agent of the Company has any authority (apparent, implied or otherwise) to obligate the Company in any manner or to hold himself/herself out to any third party as having any such authority.

DISCOVERY OF VIOLATIONS             The CEO bears the ultimate responsibility
                                    for implementation and enforcement of this Code and all Company policies. The Chief
                                    Financial Officer will conduct compliance audits from time to time. Discovery of events of a questionable, fraudulent or illegal nature which are or may be in violation of this Code or Company policies must be promptly reported to the CEO of the Company and/or, where warranted in the judgment of the reporting person, the Audit
                                    Committee of the Board of Directors, if any.

REPORTING COMPLIANCE WITH CODE      All Company employees shall affirm
                                    periodically a knowledge and understanding of this Code by signing and returning to the CEO the attached Acknowledgement of Receipt and Compliance with this Code of Business
                                    Ethics and the Conflict of Interest and
                                    Confidential Information Policy.

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OmniCorder Technologies, Inc.                            Code of Business Ethics

PART II:  CONFLICT OF INTEREST

PURPOSE Each director, officer and employee of the Company owes a duty of loyalty to the Company. It is the policy of the Company that no such person should have a conflicting interest in any organization with which the Company does business or is in competition. Also, no such person should be engaged in a business organized for profit and not affiliated with the Company in any capacity, including as an employee, agent or consultant, when such employment may be contrary to the best interests of the Company. Such an interest, regardless of whether it in fact affects the judgment or decisions of the individual in question, creates an unfavorable impression and may imply impropriety.

DEFINITION                          Whether or not an interest is conflicting
                                    will depend on the particular circumstances of each case, including the nature and relative importance, financial or otherwise, of the interest. It would be impossible to reduce the policy concerning conflict of interest entirely to a series of specific prohibitions. To do this would divert attention from a more important objective:
                                    namely, that each director, officer and
                                    employee should test personal conduct and its effect on the Company in accordance with accepted and recognized standards of (i) loyalty to the Company; (ii) the highest business ethics; and (iii) the effect on the good reputation and goodwill enjoyed by the Company. It is the responsibilities of each Company employee to evaluate his/her own personal situations or acts to determine if there may be a need to disclose anything which may be a conflict with this Code. The following covers certain specific situations where conflict of interest might occur:

                                    1.       For a Company employee or any
                                             member of his or her family to have
                                             business dealings with the Company
                                             where there is an opportunity or
                                             the perception of an opportunity
                                             for preferential treatment to be
                                             given or received, except (i) with
                                             the prior written consent of the
                                             CEO; or (ii) in any case of
                                             ownership of less than 1% of stock
                                             or other equity in a public or
                                             privately held company.

                                    2.       For a Company employee or any
                                             member of his or her family to buy,
                                             sell or lease any kind of real
                                             estate, facilities, products or
                                             equipment from or to the Company or
                                             to any company, firm or individual
                                             who is, or is seeking to become, a
                                             contractor, supplier or customer,
                                             except with the prior consent of
                                             the CEO.

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                                    3.       For a Company employee or any
                                             member of his or her family to
                                             serve as an officer or director of
                                             any other company, or in any
                                             management capacity for, or as an
                                             agent or consultant to any
                                             individual, firm or other company
                                             doing or seeking to do business
                                             with the Company, except with the
                                             prior consent of the CEO.

                                    4.       For a Company employee or any
                                             member of his or her family to
                                             accept from any organizations,
                                             firms or individuals doing or
                                             seeking to do business with the
                                             Company: commissions; a share in
                                             profits; finder's fees; gifts in
                                             cash; gift certificates or other
                                             payments; loans or advances (other
                                             than from established banking or
                                             financial institutions); materials,
                                             services, repairs or improvements
                                             at no cost or at unreasonably low
                                             prices; excessive or extravagant
                                             entertainment; and gifts of
                                             merchandise of more than $100.00 in
                                             value.

                                    5.       For a Company employee, directly or
                                             indirectly, to own or have an
                                             ownership or management interest in
                                             any business, firm, corporation or
                                             other organization which is in
                                             direct or indirect competition with
                                             the business conducted by the
                                             Company (excluding the ownership of
                                             less than 1% of stock or other
                                             equity in any such organization in
                                             which the stock is quoted and sold
                                             on the open market).

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OmniCorder Technologies, Inc.                            Code of Business Ethics

PART III:  CONFIDENTIAL INFORMATION

PURPOSE Each director, officer and employee of the Company owes a duty not to disclose confidential information of the Company (that is, information possessed by the Company, but not generally known to the public) without being specifically authorized.

DEFINITION                          It is a violation of this policy and the
                                    Company's Insider Trading Policy in its
                                    Employee Policy Manual for any director, officer or employee of the Company to:

                                    1.       Use or disclose to any person or
                                             entity not authorized (including
                                             employees who do not have a need to
                                             know and third parties such as
                                             family, friends, investors,
                                             bankers, analysts, press, etc.),
                                             any material non-public information
                                             or any confidential or proprietary
                                             information concerning the Company
                                             such as sales, earnings, financial
                                             or business forecasts, strategic,
                                             marketing or development plans,
                                             software, codes, technical
                                             specifications, etc., which has not
                                             been authorized for release; and


                                    2.       Buy or sell the Company's stock
                                             while in possession of material
                                             non-public information and without
                                             prior clearance from counsel.

                                    Non-public information will be deemed to be material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision to buy, sell or hold the Company's stock.

                                    Persons who have traded on material
                                    non-public information or persons who have tipped others, including family and friends who may have passed on any such information, have been the subject for civil and criminal proceedings. Any Company employee who engaged in such illegal conduct is also subject to immediate termination. These obligations of confidentiality shall survive the employee's termination from the Company.

RIGHT TO INSPECT/PRIVACY            The Company reserves the right to inspect
                                    any Company mail systems, computers,
                                    software, files or any other internal
                                    documents in electronic or hard copy format.
                                    Further, an employee does not have the right to privacy at his/her desk or work station.
                                    Any destruction of Company property, whether tangible or intangible, including any unauthorized use, deletion, stealing, altering, erasing, infecting or other tampering of Company property, will result in disciplinary action, including immediate termination.

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OmniCorder Technologies, Inc.                            Code of Business Ethics

PART IV: CONCLUSION

WHY DO WE NEED THIS DOCUMENT?       The Company believes the Code of Business
                                    Ethics, Conflict of Interest and
                                    Confidential Information Policy is already well understood, but it is restated at this time as a reminder that undisclosed acts or conditions in conflict with the interests as above described may be deemed sufficient grounds for discipline and even termination.
                                    The fact that one of the interests described above exists does not mean necessarily that a conflict (if it exists) is significant enough to be of practical importance. It is the Company's policy to allow a reasonable amount of time for the employee to correct the situation in order to prevent undue hardship, within the sole discretion of the Company's management, whose first concern must be the best interests of the Company.

ANY QUESTIONS?                      The Company's counsel is available to assist
                                    any Company employee with the interpretation of this Code or any other policies contained in the Employee Policy Manual. Never hesitate to ask if you ever have any questions about them.

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                         ACKNOWLEDGEMENT OF RECEIPT AND
                  COMPLIANCE WITH THE CODE OF BUSINESS ETHICS,
            CONFLICT OF INTEREST AND CONFIDENTIAL INFORMATION POLICY

                                    Based on my recent reading of the Company's
                                    Code of Business Ethics, Conflict of
                                    Interest and Confidential Information Policy consisting of 8 pages, I certify that I have had the opportunity to ask questions about any personal situation I may be unclear or unsure about; that I understand it; and that I have at all times complied with the letter and spirit of the Code, except as may be disclosed on the back of this page or in the attached page(s). Further, if future events or circumstances change so as to give me concern that I or another employee may be in violation of this Code or have a possible conflict of interest, I acknowledge that I have an obligation to disclose and I will promptly disclose it to the CEO.

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                                                     Print Name

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                                                      Signature

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                                               Social Security Number

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                                                        Date

                   RETURN THIS PAGE ONLY TO THE COMPANY'S CEO

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